UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:	July 28, 2009
Date of earliest event reported:	July 22, 2009

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Through the OfficeMax Incentive and Performance Plan (the “Plan”) each non-employee director annually receives a form of long-term equity compensation.  Since 2007, the amount of that award has been $75,000.  On July 22, 2009, the Executive Compensation Committee of the board of directors determined that the form of equity grant to be received by the directors in 2009 is restricted stock units.  In connection with the grant, each director will enter into a 2009 Director Restricted Stock Unit Award Agreement dated July 22, 2009 (an “Agreement”), in the form attached hereto as Exhibit 99.1.

The Agreement states that the award is subject to the terms of the Plan. The Agreement further states that the award will vest six months following the date of grant, if the recipient is still an OfficeMax Incorporated (the “Company”) director on that date, and that it will be payable in shares of Company common stock six months following the date of a director’s termination of service due to such director’s (i) retirement or resignation from the Board, (ii) death or (iii) total and permanent disability.  Unless otherwise approved by the board, if a director leaves the board before the award vests, other than as a result of death or disability, the award will be forfeited.  The vesting of the awards may accelerate upon a change in control upon certain circumstances.  The award is not transferable.  Holders of units have no voting rights but do receive notional dividends, which are accumulated and paid in cash at the time the award is paid.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the form of Agreement, included as Exhibit 99.1 to this filing.  Exhibit 99.1 is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Form of 2009 Director Restricted Stock Unit Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2009

OFFICEMAX INCORPORATED

	By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

Exhibit 99.1	Form of 2009 Director Restricted Stock Unit Award Agreement